Exhibit 10.15

November 9, 2017

Mr. Jeffrey Andreson

[XXXXX]

[XXXXX]

Dear Jeff,

I am pleased to offer you the position of Chief Financial Officer with Ichor Systems, Inc.  Should you accept our offer, your home office will be in Fremont, CA reporting directly to the Chief Executive Officer. The purpose of this letter is to confirm with you the specifics of your offer, consistent with the terms below.

Start Date

Your tentative date of hire is November 27, 2017 or other date as agreed upon.

Salary

Your base salary will be $13,846.15 biweekly, which when annualized is equivalent to $360,000.00 per year.

Work Classification

Your position will be full-time, and is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Sign On Bonus

Your offer of employment includes a one-time bonus in the amount of $200,000.00, as per the attached agreement.  This bonus is payable in the first quarter of 2018 coincident with the incentive bonus plan payment schedule.

Incentive Bonus

You are eligible to participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board of Directors.  Your target bonus is 65% of your annual base salary.  This bonus is based on companywide financial metrics and successful completion of established MBOs.  This plan is subject to change at any time at the Company’s discretion.

Equity Incentive

You will be eligible to participate in the Ichor Holdings, 2016 Omnibus Incentive Plan, and will be granted a non-statutory option to acquire 54,000 shares of stock, and 24,000 RSUs, per the terms of the plan.  You will receive plan documents under separate cover following your date of hire.

Benefits

Your participation in the benefit programs, including health and welfare, life and disability, along with other offerings, will begin the first day of the month following your date of hire as long as you have completed your enrollment as required. You will have thirty (30) days from your date of hire to enroll yourself and eligible dependents in the health and welfare benefit programs. You will also be eligible to participate in the 401(k) Retirement Savings Plan.

Paid Time Off (PTO)

You will accrue 3.70 hours of paid time off (PTO) time bi-weekly.  This is equivalent to two (2) weeks and two (2) days of PTO time per year.

Sick Time

Upon completion of ninety days (90) of employment, you will receive twenty-four hours (24) of sick time.

Direct Deposit

As a condition of employment, you will be required to accept payment of salary or wages by direct deposit or Pay Card.

Severance

In the event that the company terminates your employment without cause within twelve (12) months of a change of control, subject in each case to your execution and non-revocation of a general release and waiver of claims in the form provided by the Company, you shall be entitled to receive a severance payment equal to twelve (12) months of your base salary.

“Cause” shall mean (a) any refusal by you to perform your reasonable duties and responsibilities in connection with your employment with Ichor Systems, provided that (i) the Company has delivered to you a written warning describing the occurrence of any such act(s) or omission(s) in reasonable detail and (ii)you have not cured the circumstances giving rise to the alleged Cause within fifteen (15) days following your receipt of such warning (iii) any act of fraud, embezzlement, theft, or misappropriation by you or your commission of any other felony crime involving moral turpitude (iv) any gross negligence or willful connection with your employment with Ichor Systems, or (iv) any material breach by you of any of the terms contained in this compensation letter.

Background Check & Drug Test

Ichor Systems maintains a pre-employment drug and alcohol testing policy, a practice designed to prevent the hiring of individuals whose use of illegal drugs or alcohol may indicate a potential for impaired or unsafe job performance.  Applicants are required to complete the pre-employment drug screening within 48 hours of offer acceptance.  Failure to complete the drug screen within the specified time frame will nullify this offer of employment.  This offer of employment is contingent upon successful completion of the drug screen and background checks.

Per company policy, your employment with Ichor Systems is at will.  This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems.  Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

As a new employee of Ichor Systems you will be required to complete an employee information sheet and an I-9 form.   On your first day of work please bring appropriate documentation of proof that you are presently eligible to work in the United States for I-9 purposes.

This offer of employment, if not previously accepted by you, will expire three (3) days from the date of this letter.

If you wish to accept this offer, please sign, date, and return the enclosed copy of this letter to the Human Resources Department. Please sign, date and retain a copy for your records.

Jeff, we are excited to have you join the Ichor team and trust that this letter finds you mutually excited about your new employment with us! Should you have any questions, please contact me at [XXXXX] or email if that is more convenient. I welcome you to Ichor!

Sincerely,

/s/ Jennifer S. Speer

Jennifer S. Speer

Vice President of Human Resources

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter.  I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Jeffrey Andreson	November 10, 2017
Jeffrey Andreson	Date